Exhibit 14

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Financial Statements and Experts” and to the use of our reports on Dreyfus Premier Developing Markets Fund dated November 8, 2001, and Dreyfus Emerging Markets Fund dated July 10, 2002, which are incorporated by reference, in this Registration Statement on Form N-14 of Dreyfus International Funds, Inc.

ERNST & YOUNG LLP

November 6, 2002